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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
October 14, 1997

                                                    Contact:  H. Lee Thrash, III
                                                         Chief Financial Officer
                                                                  (770) 948-3101



                         CARAUSTAR INDUSTRIES, INC. AND
                               BRITTON GROUP PLC


Atlanta, Georgia -- The Board of Directors of Caraustar Industries, Inc. (NASDAQ: CSAR) has noted with disappointment the announcement by the board of Britton (LN: BGP) on October 9, 1997, that it would regard as unacceptably low any offer by Caraustar at or around L.1.20 pence ($1.95) per ordinary share, even though such a price would represent a premium of some 41 per cent over the pre-announcement price. This statement apparently indicates that Britton's management does not wish to enter into any discussions with Caraustar on this basis.

Although Caraustar has been encouraged by the response to its announcement by a number of Britton shareholders, the board of Britton and certain other shareholders have indicated that they think Britton is worth substantially more than a price of around L.1.20 ($1.95) per ordinary share. These levels exceed what Caraustar believes the Britton Group is worth and, indeed, is prepared to pay on the basis of the information currently available to it. Consequently, Caraustar does not intend to proceed with an offer at this time.

Thomas V. Brown, president and chief executive officer of Caraustar, said "The attitude of Britton management is surprising, particularly in the light of Britton's share price and profits performance this year. However, we have a duty to Caraustar shareholders to indicate a price level that we believe is realistic and, regrettably, we will not be making an offer at this time. We would like to thank those shareholders of Britton who encouraged us to proceed this far."

Caraustar's 14 recycled paperboard mills and its 25 recycling and waste collection facilities make the company one of the largest and lowest-cost producers of recycled paperboard in the United States. At its 54 converting facilities, the company manufactures a wide variety of paper tubes and cores, composite containers, folding cartons, plastic products, adhesives, and industrial and consumer packaging.

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